INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 6th day of June, 2007, between Vanguard Explorer Fund, a Delaware statutory trust (the “Trust”), and AXA Rosenberg Investment Management LLC (the “Advisor”), a Delaware limited liability company.

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

 WHEREAS, the Trust offers a series of shares known as Vanguard Explorer Fund (the “Fund”); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

            NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

1.         Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the “AXA Rosenberg Portfolio”), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor provided that reasonable prior notice of additions to the AXA Rosenberg Portfolio would be communicated to and agreed upon by the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.         Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the AXA Rosenberg Portfolio; to continuously review, supervise, and administer an investment program for the AXA Rosenberg Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor under this Agreement needed for the Fund to comply with its books and records obligations under applicable law or regulation; and to render regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust’s officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein but shall not bear any other expenses in connection with performing the services hereunder.

3.         Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the AXA Rosenberg Portfolio, and is directed to use its best efforts to seek best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934. In selecting brokers or dealers to execute trades for the AXA Rosenberg Portfolio, the Advisor will comply with all applicable statutes, rules, and interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing.

4.         Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment (together, the “Adjusted Fee”) at the rates specified in Schedule A to this agreement, payable quarterly in arrears.

5.                  Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the AXA Rosenberg Portfolio.

6.         Compliance.  The Advisor agrees to comply with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.  “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the AXA Rosenberg Portfolio.

7.         Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.         Liability of Advisor.  No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9.         Limitations on Consultations.  The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10.       Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as this Agreement is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days’ written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days’ written notice to the Fund. Upon termination of this Agreement, the Trust and the Fund shall honor any transactions undertaken by the Advisor on behalf of the Fund which are not completed at the time of termination. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Fund, at:

Vanguard Explorer Fund

P.O. Box 2600

Valley Forge, PA 19482

Attention:  Joseph P. Brennan

Telephone: 610-503-2042

Facsimile:  610-503-5855

If to the Advisor, at:

AXA Rosenberg Investment Management LLC

Orinda Way, Building E

Orinda, CA 94563

Attention:  William E. Ricks, Chief Investment Officer

Telephone:  925-253-3359

Facsimile:  925-254-0213

With copy to:

AXA Rosenberg Global Services LLC

4 Orinda Way, Building E

Orinda, CA 94563

Attention:  Legal Counsel

Facsimile:  925-253-1648

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 10, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19), and Section 2(a)(42) of the 1940 Act.

11.       Severability.  If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

12.       Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard, or (iv) to the extent reasonably required for the Advisor to perform its obligations hereunder.

13.       Proxy Policy. The Advisor acknowledges that Vanguard, at the direction of the Fund, will vote the securities that are held by the Fund.

14.       Governing Law.  All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15.       Miscellaneous.

(a)        By execution of this Agreement, the Trust acknowledges receipt of Part II of the Advisor’s Form ADV Part II.

(b)        The Trust and the Fund warrant, represent, and covenant that (i) they have the full power and authority to employ the Advisor under the terms of this Agreement and the appointment of the Advisor is in accordance with the Prospectus, Statement of Additional Information and applicable law or regulation, and (ii) to the best of their knowledge, the Fund’s Prospectus and Statement of Additional Information is consistent with the governing documents of the Trust and the Fund, and applicable law and regulation.

(c)        The Advisor will have no responsibility with respect to the custody of the AXA Rosenberg Portfolio.

(d)   The Trust and the Fund shall not use the name of the Advisor or make representations regarding the Advisor without the prior consent of the Advisor, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Advisor’s approval is not required for representations regarding the Advisor which are used in a manner consistent with disclosure previously approved by the Advisor, including but not limited to the disclosure contained in the Fund’s Prospectus and Statement of Additional Information.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

AXA Rosenberg Investment Management LLC	Vanguard Explorer Fund
/s/ William E. Ricks 6/8/2007 _______________________________ _________ Signature Date William E. Ricks ____________________________ Print Name	/s/ John J. Brennan 6/5/2007 _______________________________ _________ Signature Date John J. Brennan ____________________________ Print Name

SCHEDULE A

Pursuant to Section 4 of the Agreement, the Fund shall calculate and pay the Advisor compensation as follows:

1.1.            Calculation of the Base Fee. The Base Fee for each fiscal quarter of the Fund is calculated by multiplying an Annual Percentage Rate (shown below) to the average daily net assets of the AXA Rosenberg Portfolio during such fiscal quarter, and dividing the result by four. The Fund’s fiscal quarter ends are the months ending January, April, July, and October.

Annual Percentage Rate Schedule
Average Daily Net Assets	Annual Percentage Rate
On first $750 million	0.25%
On next $750 million	0.20%
On amounts over $1.5 billion	0.15%

1.2.            Calculation of the Performance Adjustment. The Performance Adjustment for each fiscal quarter of the Fund shall be calculated by multiplying the appropriate Adjustment Percentage (shown below) to the Annual Percentage Rate applied to the average of the month-end net assets of the AXA Rosenberg Portfolio over the previous 36-months, and dividing the result by four. The Adjustment Percentage for each fiscal quarter of the AXA Rosenberg Portfolio shall be determined by applying the following Performance Adjustment Schedule to the cumulative performance of the AXA Rosenberg Portfolio relative to the Russell 2500 Growth Index (the “Index”) over the rolling 36-month period applicable to such fiscal quarter. (See Fee Example #1.)

Performance Adjustment Schedule
Cumulative Performance of AXA Rosenberg Portfolio Over Applicable 36-Month Period vs. Index Over Applicable 36-Month Period	Adjustment Percentage
More than 9%	+70%
Greater than 0% up to and including +9%	Linear increase between 0% and +70%
From –9% up to and including 0%	Linear decrease between 0% and –70%
Less than –9%	–70%

1.3.            Transition Rules for Calculating Advisor’s Compensation. The Performance Adjustment will not be fully incorporated into the determination of the Adjusted Fee until the fiscal quarter ended July 31, 2010. Until that date, the following transition rules will apply:

(a)                June 6, 2007, through April 30, 2008. The Adjusted Fee will be deemed to equal the Base Fee. No Performance Adjustment will apply to the calculation of the Adjusted Fee during this period.

(b)               May 1, 2008, through July 31, 2010. Beginning May 1, 2008, the Performance Adjustment will take effect on a progressive basis with regard to the number of months elapsed between August 1, 2007, and the end of the quarter for which the Adjusted Fee is being computed. During this period, the Performance Adjustment that has been determined as provided above will be calculated using the cumulative performance of the AXA Rosenberg Portfolio and the Index for the period commencing August 1, 2007, and ending as of the end of the most recent quarter of the Fund. For these purposes, the endpoints and the size of the range over which a positive or negative adjustment percentage applies and the corresponding maximum adjusted percentage will be multiplied by a time-elapsed fraction. The fraction will equal the number of months elapsed since July 31, 2007, divided by 36. (See Fee Example #2.)

(c)                On and After August 1, 2010. The Adjusted Fee will be equal to the Base Fee plus the Performance Adjustment.

1.4.            Other Special Rules Relating to Advisor’s Compensation. The following special rules will also apply to the Advisor’s compensation:

(a)                AXA Rosenberg Portfolio Unit Value. The “AXA Rosenberg Portfolio unit value” shall be determined by dividing the total net assets of the AXA Rosenberg Portfolio by a given number of units. The number of units in the AXA Rosenberg Portfolio shall be equal to the total shares outstanding of the Fund on the effective date of this Agreement; provided, however, that as assets are added to or withdrawn from the AXA Rosenberg Portfolio, the number of units in the AXA Rosenberg Portfolio shall be adjusted based on the unit value of the AXA Rosenberg Portfolio on the day such changes are executed.

(b)               AXA Rosenberg Portfolio Performance. The investment performance of the AXA Rosenberg Portfolio for any period, expressed as a percentage of the AXA Rosenberg Portfolio unit value at the beginning of the period, will be the sum of: (i) the change in the AXA Rosenberg Portfolio unit value during such period; (ii) the unit value of the Fund’s cash distributions from the AXA Rosenberg Portfolio’s net investment income and realized net capital gains (whether short- or long-term) having an ex-dividend date occurring within the period; and (iii) the unit value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period by the AXA Rosenberg Portfolio, expressed as a percentage of the AXA Rosenberg Portfolio unit value at the beginning of such period. For this purpose, the value of distributions of realized capital gains per unit of the AXA Rosenberg Portfolio, of dividends per unit of the AXA Rosenberg Portfolio paid from investment income, and of capital gains taxes per unit of the AXA Rosenberg Portfolio paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in units of the AXA Rosenberg Portfolio at the unit value in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes. For purposes of calculating investment performance, the AXA Rosenberg Portfolio unit value will be determined net of all fees and expenses of the Fund attributable to the AXA Rosenberg Portfolio. Thus, the performance of the AXA Rosenberg Portfolio will be net of all fees and expenses of the Fund attributable to the AXA Rosenberg Portfolio when compared to the Index.

(c)                Index Performance. The investment record of the Index for any period, expressed as a percentage of the Index level at the beginning of such period, will be the sum of (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities make up the Index. For this purpose, cash distributions on the securities that make up the Index will be treated as reinvested in the Index, at least as frequently as the end of each calendar quarter following the payment of the dividend. The calculation will be gross of applicable costs and expenses, and consistent with the methodology used by the Index provider.

(d)               Performance Computations. The foregoing notwithstanding, any computation of the investment performance of the AXA Rosenberg Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

(e)               Effect of Termination.  In the event of termination of this Agreement, the fees provided in this Agreement beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the “Short Quarter”) shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the AXA Rosenberg Portfolio during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

1.      Fee Example #1 - Adjusted Fee Calculation:  The following example serves as a guide for the calculation of the Adjusted Fee when the cumulative excess return of the portfolio versus the Index falls within the linear adjustment range: “Greater than 0% up to and including +9%”.

Assume the Adjusted Fee for the fiscal quarter ending July 31, 2010, is being calculated, and the month-end net assets of the AXA Rosenberg Portfolio over the rolling 36-month period applicable to such fiscal quarter are as follows:

Month-End Net Assets of AXA Rosenberg Portfolio ($ million)
	Jan	Feb	Mar	April	May	June	July	Aug	Sep	Oct	Nov	Dec
2007								751	752	753	754	755
2008	756	757	758	759	760	761	762	763	764	765	766	767
2009	768	769	770	771	772	773	774	775	776	777	778	779
2010	780	781	782	783	784	785	786

Also, assume the cumulative performance of the AXA Rosenberg Portfolio over the rolling 36-month period applicable to such fiscal quarter is +20%, and the cumulative performance of the Index over such period is +13.25%. Thus, the excess return of the AXA Rosenberg Portfolio over the applicable period is +6.75%. The Adjusted Fee payable by the Fund to the Advisor for the fiscal quarter ending July 31, 2010, would be $736,950.00 and is calculated as follows:

a.      Base Fee of $486,000.00, which is calculated as follows. The average daily net assets of the AXA Rosenberg Portfolio over the fiscal quarter ending July 31, 2010 (assumed to be $784,500,000), with an Annual Percentage Rate of 0.25% applied to the first $750 million and an Annual Percentage Rate of 0.20% applied to the remaining $34.5 million. Therefore, the Base Fee is equal to:

Base Fee = [(a1 X b1) + (a2 X b2)] / 4, where;

               a = Average daily net assets over the fiscal quarter ending July 31, 2010

For the purposes of this example, a = $784,500,000

a1 = $750,000,000

a2 = a – a1 = $34,500,000

b1 = Annual Percentage Rate applied to first $750 million, (= 0.25%)

b2 = Annual Percentage Rate applied to next $750 million, (= 0.20%)

Base Fee = [($750,000,000 X 0.25%) + ($34,500,000 X 0.20%)] / 4 = $486,000.00

b.      Performance Adjustment of $250,950.00, which is calculated as follows. The average month-end net assets of the AXA Rosenberg Portfolio over the rolling 36-month period applicable to the fiscal quarter ending July 31, 2010, are $768,500,000. The excess return of the AXA Rosenberg Portfolio (+20%) over the Index (+13.25%) over such period is +6.75%. An excess return of +6.75%, when applied to the Performance Adjustment Schedule, corresponds to an excess return of 0% up to and including +9%, which corresponds to an Adjustment Percentage of +52.5%. The performance adjustment percentage is calculated as follows:

The Performance Adjustment Percentage = [(c / d) X e], where;

c = Excess return over the performance period, (= +6.75%)

d = Maximum excess return for appropriate performance range, (= +9.0%)

e = Maximum Adjustment Percentage for appropriate performance range, (= +70%)

Performance Adjustment Percentage = [(6.75%/9.0%) X + 70%] = 52.5%

Therefore, the Performance Adjustment = [((f X g1) X h1) + ((f X g2) X h2)] / 4

f = Performance Adjustment Percentage, (= 52.5%)

g1 = Annual Percentage Rate applied to first $750 million, (= 0.25%)

g2 = Annual Percentage Rate applied to next $750 million, (= 0.20%)

h = Average month-end net assets for the 36-months ended

July 31, 2010, (= $768,500,000)

h1 = $750,000,000

h2 = h – $750,000,000 = $18,500,000

Performance Adjustment = [((52.5% X 0.25%) X $750,000,000) +

((52.5% X 0.20%) X $18,500,000)] / 4 = $250,950.00

c.       An Adjusted Fee of $736,950.00, which is calculated as follows:

Adjusted Fee = i + j, where;

i = Base Fee, (= $486,000.00)

j = Performance Adjustment, (= $250,950.00)

Adjusted Fee = $486,000.00 + $250,950.00

= $736,950.00

d.      Certain Conventions. In practice, calculations will be extended to the eighth decimal point. Performance differences between the AXA Rosenberg Portfolio and the Index are treated in a symmetric manner, such as in the example.

2.      Fee Example #2 - Adjusted Fee Calculation Under Transition Rules: The following example serves as a guide for the calculation of the Adjusted Fee during the transition period when the cumulative excess return of the portfolio versus the Index falls within the linear adjustment range: “Greater than 0% up to and including +9%”.

Assume that the Advisor’s compensation is being calculated for the fiscal quarter ended October 31, 2009, and the month-end net assets of the AXA Rosenberg Portfolio over the 27-month period applicable to such fiscal quarter are as follows:

Month-End Net Assets of AXA Rosenberg Portfolio ($ million)
	Jan	Feb	Mar	April	May	June	July	Aug	Sep	Oct	Nov	Dec
2007								751	752	753	754	755
2008	756	757	758	759	760	761	762	763	764	765	766	767
2009	768	769	770	771	772	773	774	775	776	777

Also, assume the cumulative performance of the AXA Rosenberg Portfolio over the 27-month period applicable to the October 31, 2009, fiscal quarter is +17.0%, and the cumulative performance of the Index over such period is +12.5%. Thus, the excess return of the AXA Rosenberg Portfolio over the applicable period is +4.5%. The Adjusted Fee payable by the Fund to the Advisor for the fiscal quarter ending October 31, 2009, would be $648,012.50 and is calculated as follows:

  Base Fee of $481,500.00, which is calculated as follows. The average daily net assets of the AXA Rosenberg Portfolio over the fiscal quarter ending October 31, 2009 (assumed to be $775,500,000), with an Annual Percentage Rate of 0.25% applied to the first $750 million and an Annual Percentage Rate of 0.20% applied to the remaining $25.5 million. Therefore, the Base Fee is equal to:

Base Fee = [(a1 X b1) + (a2 X b2)] / 4, where;

a = Average month-end net assets over the fiscal quarter ending October 31, 2009

For the purposes of this example, a = $775,500,000

a1 = $750,000,000

                    a2 = a – a1 = $25,500,000

b1 = Annual Percentage Rate applied to first $750 million, (= 0.25%)

                    b2 = Annual Percentage Rate applied to next $750 million, (= 0.20%)

Base Fee = [($750,000,000 X 0.25%) + ($25,500,000 X 0.20%)] / 4 = $481,500.00

  Performance Adjustment of +$166,512.50, which is calculated as follows. The average month-end net assets of the AXA Rosenberg Portfolio over the performance period (August 1, 2007, to October 31, 2009) are $764,000,000. The excess return of the AXA Rosenberg Portfolio (+17.0%) over the Index (+12.5%) over such period is +4.5%. An excess return of +4.5%, when applied to the Performance Adjustment Schedule, corresponds to a relative performance of 0% and up to and including +9%, which corresponds to an Adjustment Percentage of +35.0%, calculated as follows:

The Performance Adjustment Percentage = [(c / d) X k], where;

c = Percentage amount by which the performance of the Portfolio has exceeded theIndex, (= +4.5%)

d = Maximum Transition Period excess return for appropriate performance range, determined as follows:

[(e / f) X g], where;

e = Number of months elapsed from August 1, 2007, to October 31, 2009 (= 27)

f = Number of months in full rolling performance period (= 36)

g = Maximum excess return for appropriate performance range (= +9.0%)

d = [(27/36) X +9.0%] = +6.75%

Maximum Transition Period Adjustment Percentage = [(e / f) X h] = k, where;

e = Number of months elapsed from August 1, 2007, to October 31, 2009 (= 27)

f = Number of months in full rolling performance period (= 36)

h = Maximum Adjustment Percentage for the appropriate performance range (= +70%)

Maximum Adjustment Percentage for transition period = [(27/36) X +70%) = +52.5% = k

Performance Adjustment Percentage = [(c / d) X k)] = l, therefore,

l = [(+4.5%/+6.75%) X + 52.5%] = +35.0%

Therefore, the Performance Adjustment is equal to [((l X m1) X n1) + ((l X m2) X n2)] / 4, where;

l = Performance Adjustment Percentage, (= +35.0%)

m1 = Annual Percentage Rate applied to first $750 million, (= 0.25%)

                      m2 = Annual Percentage Rate applied to next $750 million, (= 0.20%)

n = Average month-end net assets for the transition period ended October 31, 2009

(= $764,000,000)

                              n1 = $750,000,000

                              n2 = n - $750,000,000 = $14,000,000

Performance Adjustment = [((+35.0% X 0.25%) X $750,000,000) +

((+35.0% X 0.20%) X $14,000,000)] / 4 = +$166,512.50

Performance Adjustment = $166,512.50

  An Adjusted Fee of $648,012.50, which is calculated as follows:

o + p = Adjusted Fee, where;

o = Base Fee, (= $481,500.00)

p = Performance Adjustment, (= $166,512.50)

Adjusted Fee = $481,500.00 + $166,512.50= $648,012.50

  Certain Conventions. In practice, calculations will be extended to the eighth decimal point. Performance differences between the AXA Rosenberg Portfolio and the Index are treated in a symmetric manner, such as in the example.